Exhibit 99.9

Dated December 6, 2024

SENT VIA ELECTRONIC MAIL

Great Elm Group, Inc.

3801 PGA Boulevard, Suite 603

Palm Beach Gardens, FL 33410

Re:	Forbearance of Conversion Rights

Ladies and Gentlemen:

Reference is made to the notes issued by Great Elm Group, Inc. (the “Issuer”) in favor of (a) Northern Right Capital (QP), LP (“QP”) set forth on Schedule A attached hereto (the “QP Notes”) and (b) Matthew Drapkin, an individual (“Drapkin” and, together with QP, each, a “Holder” and, collectively, the “Holders”) as set forth on Schedule B attached hereto (the “Drapkin Notes” and, together with the QP Notes, each, a “Note” and, collectively, the “Notes”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Notes. In consideration of the mutual covenants and agreements herein contained, the Issuer and the Holders hereby agree as follows:

Notwithstanding anything in the Notes to the contrary, including any rights or remedies of Holders under the Notes or in connection therewith, each Holder hereby irrevocably agrees to forebear from exercising its right to exercise any Security under any of its Notes (as permitted under Section 4(a) of each Note) and its right to issue a Notice of Conversion with respect to any of its Note and/or any Security under such Notes (any such rights, a “Conversion Right”), in each case, until December 5, 2025 (the “Forbearance End Date”). The forbearance of the Conversion Rights contemplated by this letter agreement, together with the other provisions of this letter agreement, shall automatically apply to any additional payment-in-kind notes (“PIK Notes”) issued by the Issuer pursuant to the Notes in favor of the Holders from and after the date hereof and the Holders shall supplement Schedule A or Schedule B, as applicable, to add thereto any such additional PIK Notes issued by the Issuer in favor of the Holders, each of which additional PIK Note shall be subject to the forbearance contemplated hereunder until the Forbearance End Date.

The forbearance of the Conversion Rights contemplated by this letter agreement shall automatically terminate, without further action of any party hereto or under any Note, on the Forbearance End Date. The parties acknowledge and agree that the Forbearance End Date may be extended by each Holder as to its Notes with the prior written consent of the Issuer.

Notwithstanding anything to the contrary in this letter agreement, but without limiting each Holder’s covenant to forbear in accordance with the terms and conditions of this letter agreement, the Notes are in full force and effect in accordance with their respective terms, remain valid and binding obligations of the Issuer thereunder, has not been modified or amended, and is hereby reaffirmed and ratified by the Issuer. The rights, interests, and obligations created by the Notes are and continue to be valid, effective, and enforceable, and are hereby ratified and confirmed in all respects.

Neither the failure nor delay by any Holder to exercise its remedies nor the acceptance of any payments or any other partial performance (whether any of the foregoing is before or after the date of this letter agreement) nor any provision of this letter agreement shall amend, modify, supplement, extend, delay, renew, terminate, waive, release or otherwise limit or prejudice the rights and remedies of such Holder, or the Issuer’s obligations under each Note (including, but not limited to, such Holder’s right to receive full payment of principal and interest and other costs, fees, expenses and charges to the extent provided in the Notes) except as specifically provided in a written agreement between the parties to each such Note that is fully executed and delivered in accordance with the terms of the applicable Note (and except that, without modifying or amending the Notes, such Holder agrees to forbear the Conversion Rights to the extent specifically provided in this letter agreement).

This letter agreement may be amended or terminated only by a written amendment, fully executed and delivered by each Holder and the Issuer with no less than sixty-one (61) days’ prior written notice to the Issuer.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in the State of New York (without regard to conflicts of laws principals).

This letter agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one agreement and may be executed by electronic signatures duly delivered (including, for example, by .PDF or Docusign). This Letter Agreement shall become valid and binding on the Holders and the Issuer upon receipt by Holders and the Issuer of the counterparts of this letter agreement which, taken together, will have been executed by all of the parties.

Please confirm the agreements contained herein by executing a counterpart hereof in the space provided below and returning it to the undersigned.

Very truly yours,

HOLDERS:

NORTHERN RIGHT CAPITAL (QP), LP

By:	/s/ Matthew Drapkin
Name:	Matthew Drapkin
Title:	Managing Member of the General Partner

/s/ Matthew Drapkin
Matthew Drapkin

THE FOREGOING ACKNOWLEDGED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

ISSUER:
Great Elm Group, Inc.

By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	Authorized Signatory

Schedule A

QP Notes

Note No.	CUSIP	Issuer	Initial Holder	Principal + PIK Amounts	Issue Date
E-11	39037GAA7	Great Elm Group, Inc.	Northern Right Capital (QP), LP	$1,000,000.00	12/29/2020
E-21	39037GAA7	Great Elm Group, Inc.	Northern Right Capital (QP), LP	$260,665.00	5/4/2021
6-10A	39037GAA7	Great Elm Group, Inc.	Northern Right Capital (QP), LP	$1,726,350.00	3/1/2023
	39037GAA7	Great Elm Group, Inc.	Northern Right Capital (QP), LP	$17,362.00	6/30/20
	39037GAA7	Great Elm Group, Inc.	Northern Right Capital (QP), LP	$25,296.00	12/31/20
	39037GAA7	Great Elm Group, Inc.	Northern Right Capital (QP), LP	$32,584.00	6/30/21
	39037GAA7	Great Elm Group, Inc.	Northern Right Capital (QP), LP	$33,397.00	12/31/21
	39037GAA7	Great Elm Group, Inc.	Northern Right Capital (QP), LP	$34,233.32	6/30/22
	39037GAA7	Great Elm Group, Inc.	Northern Right Capital (QP), LP	$35,089.00	12/31/22
	39037GAA7	Great Elm Group, Inc.	Northern Right Capital (QP), LP	$79,125.00	6/30/23
	39037GAA7	Great Elm Group, Inc.	Northern Right Capital (QP), LP	$81,103.00	12/31/23
	39037GAA7	Great Elm Group, Inc.	Northern Right Capital (QP), LP	$83,131.00	6/30/24
				$3,408,335.32

Schedule B

Drapkin Notes

Note No.	CUSIP	Issuer	Initial Holder	Principal + PIK Amounts	Issue Date
E-13	39037GAA7	Great Elm Group, Inc.	Matthew Drapkin	$250,000.00	12/29/2020
	39037GAA7	Great Elm Group, Inc.	Matthew Drapkin	$4,341.00	6/30/20
	39037GAA7	Great Elm Group, Inc.	Matthew Drapkin	$6,324.00	12/31/20
	39037GAA7	Great Elm Group, Inc.	Matthew Drapkin	$6,517.00	6/30/21
	39037GAA7	Great Elm Group, Inc.	Matthew Drapkin	$6,680.00	12/31/21
	39037GAA7	Great Elm Group, Inc.	Matthew Drapkin	$6,847.45	6/30/22
	39037GAA7	Great Elm Group, Inc.	Matthew Drapkin	$7,018.00	12/31/22
	39037GAA7	Great Elm Group, Inc.	Matthew Drapkin	$7,194.00	6/30/23
	39037GAA7	Great Elm Group, Inc.	Matthew Drapkin	$7,374.00	12/31/23
	39037GAA7	Great Elm Group, Inc.	Matthew Drapkin	$7,558.00	6/30/24
				$309,853.45